Exhibit 99.1

Marine JET Technology Corp

Media Relations 4805 158th Court NE Redmond, WA 98052 News@marinejettech.com www.marinejettech.com

FOR IMMEDIATE RELEASE	NEWS RELEASE

Contact:
Martha Jordan
425-869-2723

Marine Jet Technology Corp has been qualified for trading on the OTCBB under the MJET symbol.

REDMOND, Washington (October 8, 2003) - Marine Jet Technology Corp has been listed for trading on the OTCBB under the symbol MJET. The company develops and markets marine jet propulsion technology based on three issued patents and patent pending. The latest form of this technology is the Variable Marine Jet, which incorporates computer control of variable components of the pump, nozzle, and inlet.

Management believes that this technology will compete strongly against propellers and conventional marine jets for propelling fast boats and fast ships of all types. The company's initial market focus was recreational and small commercial watercraft. It has now shifted its market focus to fast military craft and to fast military ships, particularly the Littoral Combat Ship, which is currently in the design phase.

Recent marketing efforts include a Technical Presentation by company President Jeff Jordan at the Multi-Agency Craft Conference on the Norfolk Base in June. Mr. Jordan also attended the Naval-Industry R&D Partnership Conference 2003 in Washington, DC in August, where Marine Jet Technology Corp was featured in the Technology Showcase.

The slideshow from the Technical Presentation, the White Paper distributed at the R&D Conference, and a more recent White Paper on the relative unimportance of pump efficiency in marine jet propulsion are available for download at http://www.marinejettech.com/.